NOTICE TO READER

Li-Cycle Holdings Corp. ("Company") previously qualified as a “foreign private issuer” under applicable U.S. securities laws and on January 1, 2024, became subject to the rules and regulations of the Securities and Exchange Commission (“SEC”) applicable to U.S. domestic issuers, including periodic disclosure requirements such as Forms 10-K, 10-Q, and 8-K, rather than the forms the Company has filed or furnished with the SEC in the past as a foreign private issuer, such as Forms 20-F and 6-K, among other requirements.
Accordingly, the Company is now required to prepare its financial statements filed with the SEC in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). As required pursuant to section 4.3(4) of Canadian Securities Administrators National Instrument 51-102 – Continuous Disclosure Obligations, the Company must restate its interim financial reports for the fiscal year ended December 31, 2023 in accordance with U.S. GAAP, such interim financial reports having previously been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.
The attached amended and restated management’s discussion and analysis (the “MD&A”) for the three and six months ended June 30, 2023 and 2022, is current as of August 11, 2023 and provides financial information for the three and six months ended June 30, 2023, as amended and restated on April 29, 2024, solely to reflect the filing of the amended and restated unaudited condensed consolidated financial statements three and six months ended June 30, 2023 and 2022 in accordance with U.S. GAAP. Other than as expressly set forth above, the revised MD&A does not, and does not purport to, update or restate the information in the original MD&A or reflect any events that occurred after the date of the filing of the original MD&A.
The Company’s Annual Report for the year ended December 31, 2023 filed on Form 10-K, filed with the SEC on March 15, 2024, as amended by the Form 10-K/A filed with the SEC on April 29, 2024 (“Annual Report”) is available under the Company’s profile on SEDAR at www.sedar.com and on EDGAR at www.sec.gov. Readers are cautioned that this MD&A should be read in conjunction with the Annual Report, including the audited consolidated financial statements and the related notes thereto included in Item 8 thereof.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following amended and restated discussion and analysis of financial condition and results of operations (“MD&A”) is prepared as of August 14, 2023, as amended and restated on April 29, 2024, solely to reflect the filing of the amended and restated unaudited condensed consolidated financial statements for the three and six months ended June 30, 2023 and 2022 prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”), for interim reporting. Other than as expressly set forth above, the amended and restated MD&A does not, and does not purport to, update or restate the information in the original MD&A or reflect any events that occurred after the date of the filing of the original MD&A.
In addition to historical financial information, this MD&A contains forward-looking statements based upon current expectations that involve risks, uncertainties and assumptions. For more information about forward-looking statements, refer to the section entitled “Cautionary Note Regarding Forward-Looking Statements”. Actual results and timing of selected events may differ materially from those anticipated by these forward-looking statements as a result of various factors, including those set forth under the section entitled “Key Factors Affecting Li-Cycle’s Performance” and under “Item 1A. Risk Factors” included in the Annual Report.

Li-Cycle’s annual consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). Li-Cycle’s unaudited condensed consolidated interim financial statements have been prepared in accordance with ASC 270 - Interim Reporting. This MD&A should be read in conjunction with Li-Cycle’s annual consolidated financial statements included in Item 8 of the Annual Report for the year ended December 31, 2023. All amounts are in U.S. dollars except as otherwise indicated. For more information about the basis of presentation of Li-Cycle’s financial statements, see the section entitled "Components of Results of Operations—Basis of Presentation."

Certain figures, such as interest rates and other percentages included in this MD&A, have been rounded for ease of presentation. Percentage figures included in this MD&A have in all cases been calculated on the basis of the amounts prior to rounding. For this reason, percentage amounts in this MD&A may vary slightly from those obtained by performing the same calculations using the figures in Li-Cycle’s financial statements or in the associated text. Certain other amounts that appear in this MD&A may similarly not sum due to rounding.
Company Overview
Li-Cycle (NYSE: LICY) is a leading global lithium-ion battery (“LIB”) resource recovery company and North America’s largest pure-play lithium-ion battery recycler, with a rapidly growing presence across Europe. Established in 2016, and with major customers and partners around the world, Li-Cycle is on a mission to recover critical battery-grade materials to create a domestic closed-loop battery supply chain for a clean energy future. When Li-Cycle refers to itself as the largest pure-play LIB recycler in North America, it is referring to its status based on installed permitted capacity for LIB recycling measured in tonnes per year. The Company’s proprietary “Spoke & Hub” recycling and resource recovery process is designed (a) at its Spokes, or pre-processing facilities, to process battery manufacturing scrap and end-of-life batteries to produce “black mass”, a powder-like substance which contains a number of valuable metals, and other intermediate products, and (b) at its Hubs, or post-processing facilities, to process black mass to produce battery grade materials, including lithium carbonate, nickel sulphate, and cobalt sulphate. Li-Cycle has a market-leading position in North America through its four operational Spokes, which are located in Kingston, Ontario (the “Ontario Spoke”), Rochester, New York (the “New York Spoke”), Gilbert, Arizona (the “Arizona Spoke”) and Tuscaloosa, Alabama (the “Alabama Spoke”). The Company is currently developing its first commercial-scale Hub in Rochester, New York (the “Rochester Hub”). Li-Cycle is also developing new Spokes in Europe, including in Magdeburg, Germany (the “Germany Spoke”), which commenced operations in August, in Moss, Norway (the “Norway Spoke”), which is expected to commence logistics operations in 2023, and in Harnes, France (the “France Spoke”), which is expected to commence operations in 2024. At its Spokes, the Company produces certain products analogous to black mass that have a similar metal content, and, as a result, the Company tracks its production using a unit of measure called black mass and black mass equivalents (“Black Mass & Equivalents” or “BM&E”). Refer to the section entitled “Operational Updates” for additional details.

Until 2020, Li-Cycle was a development stage company with no commercial revenues. To date, Li-Cycle has financed its operations primarily through proceeds received in connection with: (i) the business combination it completed with Peridot Acquisition Corp. on August 10, 2021 (the “Business Combination”); (ii) the concurrent $315.5 million private placement of common shares (the “PIPE Financing”); and (iii) private placements of other Li-Cycle securities (including convertible notes and common shares). Refer to the section entitled “Liquidity and Capital Resources” for definitions and additional details.

Comparability of Financial Information
Li-Cycle’s future results of operations and financial position may not be comparable to historical results as a result of the Business Combination and the factors described below, among other things.

Li-Cycle included certain projected financial information in the proxy statement/prospectus on Form F-4 dated July 15, 2021 and filed with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the Business Combination (as amended, the “Proxy/Registration Statement”), which information was also incorporated by reference in Li-Cycle’s non-offering final prospectus dated August 10, 2021 filed with the Ontario Securities Commission (the “Canadian Prospectus”) and Shell Company Report on Form 20-F filed with the SEC.

As a result of the developments described below, the assumptions underlying the projected financial information included in the Proxy/Registration Statement and the Canadian Prospectus, including a number of assumptions regarding capital expenditures and the timing of the roll-out of new operational facilities, no longer reflect a reasonable basis on which to project the Company’s future results, and therefore those projections should not be relied on as indicative of future results. Demand for LIB recycling has continued to exceed its internal projections and, in order to meet this growing demand, the Company decided to increase and accelerate its investment in the build-out of its recycling capacity in certain respects. For example, since the date of effectiveness of the Proxy/Registration Statement and the date of the Canadian Prospectus, respectively, the Company has, among other things, opened the Arizona Spoke and the Alabama Spoke, and announced the development of other Spoke projects, increasing its processing capacity beyond that of the Company’s previous plans and projections. Li-Cycle has also announced the increase of expected processing capacity and development costs at its Rochester Hub. The Company’s actual results could differ substantially from the projected financial information contained in the Proxy/Registration Statement and the Canadian Prospectus.

Strategic Priorities and Business Outlook
Strategic priorities for the year ending December 31, 2023
•Capitalizing on strong secular market and government policy – The U.S. Inflation Reduction Act of 2022 favors the development of a domestic electric vehicle (“EV”) supply chain which will help the Company as a U.S. domestic operator. In addition, growing mega-factory investments in North America and globally are expected to drive significant increases in the Company's total addressable market;

•Advancing first mover roll-out of the Spoke & Hub network in North America and Europe – The Rochester Hub is on track to commence commissioning in stages in late 2023. The Company is also scheduled to open its first European Spoke in 2023 with two additional European Spokes expected in 2024. The Company expects to continue to add key commercial contracts underpinning its investments in both North America and Europe

•Funding flexibility and building further balance sheet strength – The Company intends to pursue potential debt financing options from both traditional and government sources in support of future growth;

•Optimizing European asset rollout plan – The Company is scheduled to commence operations at its first European Spoke in Magdeburg, Germany in the second half of 2023. The Germany Spoke is expected to have total capacity of 30,000 tonnes of LIB input per year including two main lines with the capacity to process 20,000 tonnes of LIB per year and ancillary processing of a further 10,000 tonnes of LIB per year. Li-Cycle is also advancing additional Spoke projects in France and Norway;

•Maximizing significant lithium value within black mass – The lithium content within the Black Mass & Equivalents has no payable value under the Company’s current third-party sales contracts. To unlock that value, which has increased in the current market context, Li-Cycle is planning to gradually shift to a strategy of retaining BM&E production for future internal use as feedstock at the Rochester Hub, which is on track to commence commissioning in stages in late 2023. The Rochester Hub will produce battery grade lithium carbonate, among other battery grade materials, from the Company’s BM&E feedstock and the sale of these finished products is expected to unlock the additional metal value contained within the Company’s BM&E.

Advancement on 2023 Strategic Priorities
•Funding flexibility and building further balance sheet strength – On February 27, 2023, the Company announced that it had entered into a conditional commitment with the United States Department of Energy (“DOE”) Loan Programs Office for a loan of up to $375 million (the “DOE Loan”) through the DOE’s Advanced Technology Vehicles Manufacturing program. The DOE Loan, which is to be used for the development of the Rochester Hub, would have a term of up to 12 years from financial close, and interest on the loan would be the 10-year U.S. Treasury rates from the date of each advance under the loan. The Company expects to close the DOE loan in

September 2023. The DOE Loan will build further balance sheet strength and liquidity in support of future growth for the Company;
•Advancing first mover roll-out of the Spoke & Hub network in North America and Europe – Li-Cycle has made significant progress on the construction and development of the Rochester Hub to date, with life to date spending at $227.0 million as at June 30, 2023, which includes the achievement of key engineering, permitting, procurement and construction milestones and is on track to initiate commissioning in stages in late 2023. Refer to the section entitled “Operational Updates” for further details. The Company continues to diversify its strategic long-term commercial agreements by working with a broad pool of customers over multiple year agreements to underpin its capital investments;
•Optimizing European asset rollout plan – The Company advanced the Germany Spoke through the construction phase to operations with the first main line having commenced processing battery materials in August and commissioning of the second main line expected to follow by the end of 2023. The Company has also announced the development of the France Spoke, a facility with an initial main line processing capacity of 10,000 tonnes of LIB input per year, and the optionality to expand to up to 30,000 tonnes per year. Refer to the section entitled “Operational Updates” for additional details on the Company’s Spoke network rollout plan. Additionally, the Company is undertaking a site selection process for a potential new Spoke location in Hungary, in view of expected customer demand in the region;

On May 9, 2023, the Company announced it has signed a letter of intent with Glencore International AG, a wholly owned subsidiary of Glencore plc (“Glencore”), to jointly study the feasibility of, and later, develop a Hub facility in Portovesme, Italy (the “Portovesme Hub”) to produce critical battery materials. The Portovesme Hub would repurpose part of the existing Glencore metallurgical complex, which would enable a cost-efficient and expedited development plan. The definitive feasibility study (“DFS”) is expected to be completed by mid-2024. Subject to a final investment decision, the project would proceed to construction with commissioning of the Portovesme Hub expected to commence in late 2026 to early 2027. The project also contemplates competitive long-term financing from Glencore to fund Li-Cycle’s share of the capital investment. The Portovesme Hub could have processing capacity of up to 70,000 tonnes of BM&E annually, producing approximately 15,000 to 16,500 tonnes per annum of lithium carbonate, as well as up to approximately 18,000 tonnes per annum of nickel, and 2,250 tonnes per annum of cobalt contained in mixed hydroxide product ("MHP"). Once fully operational, the Portovesme and Rochester Hubs are expected to have total annual lithium carbonate production capacity of up to 25,000 tonnes.

Business outlook for the year ending December 31, 2023

	Actual Results	Business Outlook
$ millions, except production in tonnes	Six months ended June 30, 2023	Year ended December 31, 2023
Production Volume
BM&E Production	3,572	7,500 - 8,500

Growth capital for Hub & Spoke Networks (Capital spend outlook does not include capitalized labour)[1]
Rochester Hub	$103.9	$250-300
Spokes in development	8.3	35-45

Li-Cycle produced 1,719 tonnes and 3,572 tonnes of Black Mass & Equivalents in the three and six months ended June 30, 2023, respectively. The production outlook is based on current mainline and ancillary capacity of the Company’s operating Spokes, being the Ontario Spoke, New York Spoke, Arizona Spoke and Alabama Spoke, combined with the Germany Spoke, which began operations at the first main line in August and is expected to start commissioning at the second main line by the end of 2023.

The Company’s 2023 capital spending outlook is primarily related to the Rochester Hub, which is expected to enter the commissioning phase by late 2023, and the development of the Spoke network. The Company continues to advance its Spokes in development in 2023, including the installation of the first and second main lines at the Germany Spoke, initial work on the France Spoke, further work on the Norway Spoke, and work on an expanded Spoke and warehouse facility to replace the existing Spoke in Kingston, Ontario (the "New Ontario Spoke"). Refer to the section entitled “Operational Updates” for further details.

The Company expects to have other capital expenditures in 2023 related to sustaining and improving capital for the existing Spoke network, research and development, capital spare parts and other items which are not included in the growth capital outlook above.
1

Financial Results

	Three months ended June 30,			Six months ended June 30,
Unaudited $ millions, except per share data	2023	2022	Change	2023	2022	Change
Financial highlights
Revenue	$3.6	$—	$3.6	$7.2	$8.0	$(0.8)
Cost of sales	(20.2)	(11.5)	(8.7)	(39.3)	(20.0)	(19.3)
Selling, general and administrative expense	(24.9)	(21.1)	(3.8)	(47.6)	(41.3)	(6.3)
Research and development	(1.3)	(0.7)	(0.6)	(2.2)	(1.3)	(0.9)
Other income	10.9	5.6	5.3	13.6	17.1	(3.5)
Income tax	—	—	—	(0.1)	—	(0.1)
Net loss	(31.9)	(27.7)	(4.2)	(68.4)	(37.5)	(30.9)
Adjusted EBITDA[1] loss	(41.3)	(32.3)	(9.0)	(78.7)	(53.2)	(25.5)
Loss per common share - basic and diluted	$(0.18)	$(0.16)	$(0.02)	$(0.39)	$(0.22)	$(0.16)
Cash used in operating activities	(38.7)	(25.3)	(13.4)	(59.1)	(45.1)	(14.0)

As at	June 30, 2023		December 31, 2022		Change
Cash and cash equivalents
Cash and cash equivalents balance	$288.8		$517.9		$(229.1)
_____________________________________
1Adjusted EBITDA is a non-GAAP financial measure and does not have a standardized meaning under U.S. GAAP. Refer to the section titled “Non-GAAP Reconciliations and Supplementary Information” below, including a reconciliation to comparable U.S. GAAP financial measures.

Revenue
Li-Cycle recognizes revenue from: (i) sales of intermediate products from Li-Cycle’s Spokes, being Black Mass & Equivalents, and shredded metal; and (ii) providing services relating to recycling of LIB, which includes coordination of logistics and recycling and destruction of batteries. Sales of intermediate products are presented net of fair value gains or losses recognized in the period. Refer to the section entitled “Material Accounting Policies and Critical Estimates” for additional details on the Company’s revenue recognition policy.

	Three months ended June 30,		Six months ended June 30,
$ millions, except sales volume	2023	2022	2023	2022
Product revenue recognized in the period	$5.0	$4.3	$12.2	$7.6
Fair value pricing adjustments	(1.9)	(4.7)	(6.0)	(0.3)
Product revenue	3.1	(0.4)	6.2	7.3
Recycling service revenue recognized in the period	0.5	0.4	1.0	0.7
Revenue	$3.6	$—	$7.2	$8.0

Tonnes of BM&E sold	2,093	832	2,974	1,606
For the three and six months ended June 30, 2023, revenues were $3.6 million and $7.2 million, respectively, compared to $nil and $8.0 million, respectively, in the corresponding periods of 2022. Sales of Black Mass & Equivalents were 2,093 tonnes and 2,974 tonnes for the three and six months ended June 30, 2023, compared to 832 tonnes and 1,606 tonnes in the corresponding periods of 2022. Revenue from product sales and recycling services before FMV adjustments of $5.5 million for the three months ended June 30, 2023 represented an increase of 17% when compared to the prior period, whereas revenue from product sales and recycling services before FMV adjustments of $13.2 million for the six months ended June 30, 2023, represented an increase of 60% compared to the prior period. The increase of 17% for the three months ended June 30, 2023 was driven by higher product sales volume from the continued expansion of the Company’s customer base and the expanding operations of the Company’s Spoke facilities, partially offset by a significant reduction in market prices of cobalt and nickel. The 60% increase for the six months ended June 30, 2023 was primarily driven by the benefit of a higher product sales value mix of BM&E, partially offset by significant reductions in the market prices of cobalt and nickel. There were unfavorable FMV adjustments on product revenue of $1.9 million and $6.0 million, respectively, for the three and six months ended June 30, 2023, compared to unfavorable adjustments of $4.7 million and $0.3 million, respectively, in the corresponding periods of 2022, driven by decreasing cobalt and nickel prices in the period.
The following tables set out the period end and period average commodity prices for cobalt and nickel:

	Market price per tonne
	As at June 30,		As at March 31,		As at December 31,
	2023	2022	2023	2022	2022	2021
Cobalt	$31,416	$69,446	$35,935	$85,980	$41,337	$73,855
Nickel	20,075	23,050	23,050	33,300	30,400	20,740

	Average market price per tonne
	For the six months ended June 30,		For the three months ended March 31,
	2023	2022	2023	2022
Cobalt	$33,363	$80,267	$35,458	$79,954
Nickel	23,574	27,485	25,737	26,930
As of June 30, 2023, there were 4,977 metric tonnes of Black Mass & Equivalents subject to fair value pricing adjustments. Depending on the contractual terms, the BM&E could take up to 12 months to settle after shipment. The table below shows the expected settlement dates for the metric tonnes of BM&E subject to fair value price adjustments for these periods:

	June 30, 2023	March 31, 2023	December 31, 2022	October 31, 2022	July 31, 2022
271+ days	2,450	1,154	1,195	1,816	1,559
181-270 days	743	583	925	1,178	678
91-180 days	668	925	1,406	678	530
1-90 days	1,116	1,697	902	530	445
Total metric tonnes	4,977	4,359	4,428	4,202	3,212
Cost of sales
The costs comprising cost of sales are grouped into three categories. Variable costs such as raw materials consumed, parts, tools and consumables, repairs and maintenance at an operating Spoke are capitalized to BM&E and shredded metal inventory produced during the period. Fixed costs such as labor, depreciation, lease costs and utilities at an operating Spoke are capitalized to BM&E and shredded metal inventory based on the Spoke’s utilization rate for the period. The fixed and variable costs capitalized to inventory are recognized as expenses when finished goods inventory is sold. All other costs relating to cost of sales, including fixed overhead not capitalized to inventory, costs from sourcing, Spoke administration, operating costs for production assets under construction and any other operating costs not directly related to the production of BM&E or shredded metal are expensed as incurred. Cost of sales - Recycling service revenue includes the cost of battery materials acquired with the service contract. Other costs related to product conversion are included in Cost of sales - Product revenue.
For the three and six months ended June 30, 2023, cost of sales was $20.2 million and $39.3 million million respectively, $8.7 million and $19.3 million higher than in the corresponding 2022 periods.
Variable and fixed costs related to BM&E and shredded metal products sold in the periods were $11.5 million and $18.7 million for the three and six months ended June 30, 2023 respectively, compared to $5.2 million and $9.0 million in corresponding 2022 periods. The increase was due to increases in raw material acquisition costs and other production costs. Fixed and other costs for the Spoke network expensed in the periods were $6.4 million and $13.0 million for the three and six months ended June 30, 2023 respectively, compared to $2.3 million and $3.3 million in the corresponding 2022 periods, due to the timing of which the Arizona and Alabama spokes became operational. As a result of this expansion, Spoke costs including personnel costs, leases, and depreciation increased compared to the prior year periods.
For the three months ended June 30, 2023, due to decreases in raw materials inventory levels, the inventory provisions were reduced by $2.3 million, whereas there was an increase in provisions of $0.4 million in the corresponding period in 2022. For the six months ended June 30, 2023 the raw material provision was reduced by $0.2 million which is a result of decrease in raw material inventory levels, partially offset by a BM&E provision increase in the period, equal to the $0.2 million reduction in the corresponding period of 2022.

The balance in cost of sales of $4.6 million and $7.8 million for the three and six months ended June 30, 2023 respectively, compared to $3.6 million and $7.9 million in the corresponding 2022 periods, included overhead costs required for operations but not allocated to a specific Spoke, costs from Spokes in development and Hub operations costs.
Selling, general and administrative expenses
For the three and six months ended June 30, 2023, selling, general and administrative expenses were $24.9 million and $47.6 million, $3.8 million and $6.3 million higher than in the corresponding 2022 periods. The change was driven by personnel costs, which increased by $2.7 million and $5.9 million in the three and six months ended June 30, 2023. Over the periods, the Company increased its headcount to support the expanding Spoke network, capital projects, and corporate requirements. Additionally, the Company experienced increased costs of $2.0 million and $4.8 million for the three and six months ended June 30, 2023 respectively, related to insurance, IT expenses, professional fees, leases and other admin cost, to support organizational growth. Depreciation increased by $0.4 million and $0.6 million respectively between periods in 2022 and 2023. The above increases were partially offset by decreases in stock-based compensation expense of $1.3 million and $5.0 million, due to accelerated stock-based compensation expense recognition during the period ended March 31, 2022 associated with certain grants.
Research and development
For the three and six months ended June 30, 2023, research and development was $1.3 million and $2.2 million respectively, $0.6 million and $0.9 million higher than in the corresponding period in 2022. The increase primarily relates to personnel and engineering consulting costs incurred as the Company’s R&D function expanded.
Other income
Other income consists of interest income, foreign exchange loss, interest expense, and fair value gain on financial instruments. Interest expense represents interest paid in kind (“PIK interest”), actual cash interest costs incurred and any accrued interest payable at a future date, net of interest costs capitalized for qualifying assets where they are directly attributable to the acquisition, construction or production of a qualifying asset as part of the cost of that asset.
For the three and six months ended June 30, 2023, other income was $10.9 million and $13.6 million, respectively. For the three months ended June 30, 2023 other income increased by $5.3 million, whereas other income decreased by $3.5 million for the six months ended June 30, 2023, compared to the corresponding periods of 2022. The main driver of the $5.3 million increase for the three months ended June 30, 2023 relates to a $2.9 million increase in interest income reflecting interest earned on short-term cash deposits, partially offset by a $0.4 million decrease in fair value gains on financial instruments and an increase in foreign exchange losses as the Company continues to expand globally. The decrease of $3.5 million for the six months ended June 30, 2023 is due to a fair value gain on the redemption of warrants in the comparative period of 2022 of $11.1 million, compared to $nil in the current period as all warrants were redeemed in 2022, partially offset by the increases mentioned previously in respect to the three months ended June 30, 2022.
Refer to the section titled “Liquidity and Capital Resources” below for further details on the Company’s convertible debt.
Net loss
Net loss was $31.9 million and $68.4 million in the three and six months ended June 30, 2023, compared to net loss of $27.7 million and $37.5 million in the comparative periods in 2022. Net loss for the three and six months ended June 30, 2023 was driven by the factors discussed above, primarily the increase the cost of sales and the decrease in other income.
Adjusted EBITDA Loss
Adjusted EBITDA loss was $41.3 million and $78.7 millionin the three and six months ended June 30, 2023, compared to $32.3 million and $53.2 million in the corresponding periods of 2022. The primary difference between Adjusted EBITDA loss and net loss for the periods is the exclusion of unrealized fair value gains on financial instruments of $7.3 million and $6.6 million, as well as interest income, interest expense, and depreciation.

A reconciliation of Adjusted EBITDA loss to net loss is provided in the section titled “Non-GAAP Reconciliations and Supplementary Information” below.
Cash flows used in operating activities
For the three and six months ended June 30, 2023, cash flows used in operating activities were $38.7 million and $59.1 million compared to cash flows used in operating activities of $25.3 million and $45.1 million in the comparative periods of 2022. The variances were primarily driven by the growth and expansion of Li-Cycle’s operations and commercial footprint, the ramp up of operations in the period.
Non-GAAP Reconciliations and Supplementary Information
The Company uses the non-GAAP measure of Adjusted EBITDA. Management believes that this non-GAAP measure provides useful information to investors in measuring the financial performance of the Company and is provided as additional information to complement U.S. GAAP measures by providing a further understanding of the Company’s results of operations from management’s perspective. Adjusted EBITDA does not have a standardized meaning prescribed by U.S. GAAP and the term therefore may not be comparable to similarly titled measures presented by other publicly traded companies and should not be construed as an alternative to other financial measures determined in accordance with U.S. GAAP. Accordingly, it should not be considered in isolation nor as a substitute for the analysis of the Company’s financial information reported under U.S. GAAP.
Adjusted EBITDA is defined as earnings before depreciation and amortization, interest expense (income), income tax expense (recovery) adjusted for items that are not considered representative of ongoing operational activities of the business and items where the economic impact of the transactions will be reflected in earnings in future periods. Adjustments relate to fair value (gains) losses on financial instruments and certain non-recurring expenses. Foreign exchange (gain) loss is excluded from the calculation of Adjusted EBITDA. The following table provides a reconciliation of net profit (loss) to Adjusted EBITDA loss.

	Three months ended June 30,		Six months ended June 30,
Unaudited $ millions	2023	2022	2023	2022
Net loss	$(31.9)	$(27.7)	$(68.4)	$(37.5)
Income tax	—	—	0.1	—
Depreciation and amortization	2.0	1.1	3.9	1.7
Interest expense	0.1	3.3	1.2	6.7
Interest income	(4.2)	(1.3)	(9.2)	(1.5)
EBITDA loss	$(34.0)	$(24.6)	$(72.4)	$(30.6)
Non-recurring costs	—	—	0.3	—
Fair value gain on financial instruments[1]	(7.3)	(7.7)	(6.6)	(22.6)
Adjusted EBITDA loss	$(41.3)	$(32.3)	$(78.7)	$(53.2)
1Fair value gain on financial instruments relates to convertible debt, and to warrants. Warrants were redeemed and no longer outstanding as of June 30, 2022.
Operational Updates
Capital Expenditure
Capital expenditures for the six months ended June 30, 2023 were $169.6 million compared to $81.0 million in the corresponding period of 2022. Capital expenditures for the six months ended June 30, 2023 were primarily driven by procurement of equipment and construction materials and services for the Rochester Hub of $103.9 million. Capital spend for detailed engineering, equipment and installation and facility related expenditures for the Company’s Spokes for the six months ended June 30, 2023 were $16.5 million and include expenditures for Spokes under development, including the Germany Spoke, as well as other sustaining and improvement capital expenditures for the existing Spoke network.

Included in the capital expenditures for the six months ended June 30, 2023 are $4.3 million in personnel costs, which were capitalized to assets under construction as they are costs that are directly attributable to bringing the

Company’s Rochester Hub and Spoke development projects to a condition and location necessary for the assets to be capable of operating in the manner intended by management (six months ended June 20, 2022: $nil).
Production – Black Mass & Equivalents
The Company produced 1,719 tonnes and 3,572 tonnes of Black Mass & Equivalents in the three and six months ended June 30, 2023, respectively, compared to 812 tonnes and 1,514 tonnes in the corresponding periods of 2022. The increase in production of BM&E was primarily attributable to the Company’s expanding Spoke network, including the ramp up of the Arizona Spoke, the addition of the Alabama Spoke, and the addition of ancillary processing lines at the New York Spoke subsequent to the comparative period.
Capital Projects

The Company has a major design and build project underway to establish its first Hub and is developing and evolving a network of Spokes. The Company directs Spoke capital by prioritizing the fastest growing electrification demand centers..

Rochester Hub

Li-Cycle’s first commercial Hub is currently under construction in Rochester, New York. Li-Cycle’s Spoke facilities in North America will be the primary suppliers of Black Mass & Equivalents feedstock for the Rochester Hub. The location for the Rochester Hub was specifically selected due to the nature of the infrastructure available at the site, including utilities and road/rail networks.

Li-Cycle completed a definitive feasibility study for the Rochester Hub in December 2021. Based on the definitive feasibility study, Li-Cycle expects the Rochester Hub will have nameplate input capacity to process 35,000 tonnes of BM&E annually (equivalent to approximately 90,000 tonnes or 18 GWh of LIB equivalent feed annually). Based on the definitive feasibility study, the facility is expected to have an output capacity of battery grade materials of approximately 7,500 to 8,500 tonnes per annum of lithium carbonate, 9,400 to 10,700 tonnes per annum of nickel contained and 1,400 to 1,600 tonnes per annum of cobalt contained. Li-Cycle expects that the Rochester Hub will result in a workforce of approximately 270 employees.

Li-Cycle has engaged Hatch Associates Consultants, Inc. as its engineering and procurement contractor for the Rochester Hub. Hatch Associates Consultants, Inc. is also providing select construction management services such as onsite field engineering support and overall project scheduling for the project. Li-Cycle has engaged MasTec Inc. as its general contractor.

Li-Cycle has been granted a special use permit for hydrometallurgical facility operations, overall site plan approval, and a special use permit with an area variance for hazardous material storage tanks at the Rochester Hub by the Town of Greece, New York, all subject to certain conditions. Li-Cycle will continue to apply for construction-related building permits from the Town of Greece, as plans for specific structures become finalized. Li-Cycle completed the New York State Environmental Quality Review Act process for the Rochester Hub in November 2021. The New York State Department of Environmental Conservation (“NYSDEC”) issued a state facility air permit for the expected emissions from the Rochester Hub in March 2022. A general permit for stormwater discharges from construction activity, and a related stormwater pollution prevention plan that meets criteria set forth by the NYSDEC, is also in place for the Rochester Hub. The remaining anticipated regulatory approvals required to complete and operate the Rochester Hub consist of the granting by the NYSDEC of a general permit for stormwater discharges associated with industrial activity, chemical bulk storage registrations, petroleum bulk storage registrations and an amendment to the state facility air permit.

The Rochester Hub has made significant progress to date on key engineering, procurement and construction milestones and is expected to initiate commissioning in stages starting in late 2023. Detailed engineering and procurement are nearly complete. Construction activities are processing on site, with major buildings nearing completion, steel and concrete installation progressing, alongside the start of mechanical and electrical equipment installation. The Company is focused on actively managing the construction labor as part of the Rochester Hub construction budget of $560 million. Capital expenditures for the Rochester Hub were $70.9 million during the three months ended June 30, 2023 with spend to date of $227.0 million at June 30, 2023.

Spoke Network

Li-Cycle currently has four operational Spokes in North America: the Ontario Spoke, the New York Spoke, the Arizona Spoke and the Alabama Spoke. The Company is also continuing to add capacity to its Spoke network with new development and expansions, including the addition of its first European Spoke, as described below.

The table below outlines current installed Spoke capacity and additional 2023 expected Spoke capacity, by Spoke location:

		Ancillary Processing
Annual material processing capacity (in tonnes)	Main Line¹	Dry Shredding²	Powder Processing³	Baling[4]	Total Processing Capacity
Ontario Spoke	5,000	—	—	—	5,000
New York Spoke	5,000	5,000	3,000	5,000	18,000
Arizona Spoke	10,000	5,000	3,000	—	18,000
Alabama Spoke	10,000	—	—	—	10,000
Germany Spoke (Line 1 only)	10,000	—	—	—	10,000
Current installed capacity	40,000	10,000	6,000	5,000	61,000

2023 Expected capacity
Germany Spoke (Line 2)	10,000	5,000	—	5,000	20,000
2023 installed and expected capacity	50,000	15,000	6,000	10,000	81,000
Notes
¹ Processes materials using Li-Cycle’s patented submerged shredding process or “wet shredding” specifically for battery materials that contain electrolyte and have risk of thermal runaway.
² Processes materials that don’t contain electrolyte with less risk of thermal runaway, such as electrode foils.
³ Processes electrode powders to minimize dusting in downstream processes.
4 Processes electrode foils into formed cubes for optimizing logistics and downstream processing.

The Company continues to innovate its Spoke technology with each Spoke roll out, incorporating upgrades and improvements from the development of the preceding Spokes. Since the build and installation of the Company’s first Spoke (the “Generation 1” Ontario Spoke in 2020), the Company has significantly evolved its Spoke design. The Ontario Spoke was a stick build format with a single shredder design. The Company’s next Spoke facility (the “Generation 2” New York Spoke) was a modular build with increased recovery rates, including added ancillary processing capacity. The Arizona Spoke, the Alabama Spoke and the new Germany Spoke are “Generation 3” Spokes and incorporate a modular build, multi-stage shredding with capabilities to shred full-pack EV batteries, further increases to recovery rates, and optionality for multiple main lines and flex capacity with ancillary processing.

Germany Spoke

In 2022, Li-Cycle announced the development of a European Spoke to be based in Magdeburg, Germany, approximately 160 kilometers from Berlin. The Company has now advanced the Germany Spoke through the construction phase and into the operationalizing phase , with the first main line having commenced operations in August 2023. The Spoke now has an operational capacity of up to 10,000 tonnes (2 GWh equivalent) per year. Li-Cycle plans to install a second main line with capacity of 10,000 tonnes (2 GWh equivalent) per year in Germany by the end of 2023. In addition, the Germany Spoke is expected to have capacity of 10,000 tonnes per year for ancillary processing by the end of 2023.

Norway Spoke

In 2022, Li-Cycle entered into a joint venture agreement with Norwegian industry partners to form Li-Cycle Norway AS for the purpose of constructing the Norway Spoke. The Norway Spoke will be a Generation 3 Spoke, expected to have a main line recycling capacity of 10,000 tonnes (2 GWh equivalent). The Company has leased a new building in Moss, Norway, approximately 60 kilometers from Oslo, for this operation. The Company will initially use the building, which was completed earlier in 2023, as a consolidation and warehouse facility to support operations at the Germany Spoke, with the start of operations at the Norway Spoke facility currently planned for 2024.

On June 29, 2023, Li-Cycle acquired sole ownership of Li-Cycle Norway AS, while continuing to engage with its Norwegian industry partners, ECO STOR AS (“ECO STOR”), a second life energy storage business, and Morrow Batteries AS (“Morrow”), a battery cell manufacturer. Li-Cycle has entered into an agreement with ECO STOR to jointly explore second life applications and recycling solutions with select customers to secure end-of-life battery feedstock, and an agreement with Morrow to recycle battery manufacturing scrap from Morrow’s planned battery cell manufacturing facility in Arendal, Norway, with a view to creating a “closed-loop” solution by providing battery-grade products back to Morrow.

France Spoke

In March 2023, Li-Cycle announced the development of a third European Spoke to be based in Northern France. The France Spoke will be a Generation 3 Spoke, and is expected to have main line recycling capacity of 10,000 tonnes (2 GWh equivalent) per year, with optionality to expand to up to 25,000 tonnes (5 GWh equivalent) per year. The Company expects the initial main line to be operational in 2024.

Other Spoke Updates

Li-Cycle is currently working on plans to develop an expanded Generation 3 Spoke and warehouse facility that will replace its existing Ontario Spoke. Li-Cycle expects initial site work to commence during 2023. The New Ontario Spoke is currently expected to have a main line recycling capacity of 10,000 tonnes (2 GWh equivalent) of LIB per year.
Liquidity and Capital Resources
Sources of Liquidity
Until 2020, Li-Cycle was a development stage company with no commercial revenues. To date, Li-Cycle has financed its operations primarily through proceeds received in connection with the: (i) Business Combination; (ii) the PIPE Financing; and (iii) private placements of other Li-Cycle securities (including convertible notes and common shares).

Li-Cycle intends to meet its currently anticipated capital requirements through cash on hand, the DOE Loan (expected to close in September 2023), and additional ongoing fund-raising activities. Li-Cycle has no material debt maturities until September 29, 2026. As at June 30, 2023, the Company had $288.8 million of cash and cash equivalents on hand and convertible debt of $284.2 million.

The Company’s primary need for liquidity is to fund working capital requirements of its business, capital expenditures related to the development of its Rochester Hub and new Spoke facilities, through the stages of engineering, procurement, construction and commissioning and ramp-up, and for general corporate purposes.

Li-Cycle expects that its capital investments and operating expenditures will continue to increase and will require funding, in connection with its ongoing activities and growth, as the Company: completes the development of the Rochester Hub; progresses the development of the Spoke network; develops additional Hubs, including through joint ventures or other contractual arrangements; continues to invest in its technology, R&D efforts and the expansion of its intellectual property portfolio; obtains, maintains and improves its operational, financial and management information systems; and hires additional personnel.

The Company’s ability to fund its capital and operating expenditures, make scheduled debt payments and repay or refinance indebtedness depends on its future operating performance and cash flows, which will be affected by prevailing economic conditions and financial, business and other factors, some of which are beyond its control. Over the short to long-term, Li-Cycle expects it will need to secure additional equity and debt financing to fund its growth strategy. Additional funds may not be available when the Company needs them on terms that are acceptable to the Company, or at all.
Cash Flows Summary
Presented below is a summary of Li-Cycle’s operating, investing, and financing cash flows for the periods indicated:

	Six months ended June 30,
$ millions	2023	2022
Cash flows used in operating activities	$(59.1)	$(45.1)
Cash flows used in investing activities	(169.6)	(81.0)
Cash flows (used in) from financing activities	(0.4)	248.7
Net change in cash	$(229.1)	$122.6
Cash and Cash Equivalents
Cash and cash equivalents were $288.8 million as at June 30, 2023, compared to $517.9 million as at December 31, 2022. The Company incurred capital expenditure of $169.6 million in the period, primarily comprising purchases of equipment and construction related activities for the Rochester Hub project and the Germany Spoke in addition to outflows for ongoing operating expenses of $38.7 million.
Cash Flows Used in Operating Activities
For the six months ended June 30, 2023, cash flows used by operating activities were approximately $59.1 million compared to $45.1 million in the corresponding period of 2022 reflecting the growth of Li-Cycle’s operations and commercial footprint, which included increases in raw material costs, additional personnel costs, production costs from the ramp-up phase at the Alabama Spoke, R&D expenses, consulting costs relating to the development of the Rochester Hub.
Cash Flows Used in Investing Activities
For the six months ended June 30, 2023, cash flows used in investing activities were $169.6 million compared to $81.0 million in the corresponding period of 2022, and were primarily driven by the capital investment in the Rochester Hub and the Germany Spoke. Cash flows used in investing activities in the prior year were for similar activities for the Rochester Hub and Arizona Spoke at a lesser scale.
Cash Flows (Used in) From Financing Activities
Cash flows used in financing activities in the six months ended June 30, 2023 were $0.4 million compared to cash flow from financing activities of $248.7 million in the corresponding period of 2022. The decrease from the comparative periods is related to the closing of the investment in common shares of the Company by LG Energy Solution, Ltd. and LG Chem. Ltd. on May 12, 2022 and the issuance of convertible notes to Glencore on May 31, 2022, for aggregate gross proceeds of $250 million.
Debt Obligations
KSP Convertible Notes
On September 29, 2021, the Company entered into a Note Purchase Agreement (the “KSP Note Purchase Agreement”) with Spring Creek Capital, LLC (an affiliate of Koch Strategic Platforms, LLC, being a company within the Koch Investments Group) and issued a convertible note (the “KSP Convertible Note”) in the principal amount of $100.0 million to Spring Creek Capital, LLC. The KSP Convertible Note will mature on September 29, 2026. Interest on the KSP Convertible Note is payable semi-annually, and Li-Cycle is permitted to pay interest on the KSP Convertible Note in cash or by payment in-kind (“PIK”), at its election. Interest payments made in cash are based on an interest rate of LIBOR plus 5.0% per year, and PIK interest payments were based on an interest rate of LIBOR plus 6.0% per year, with a LIBOR floor of 1% and a cap of 2%. Starting July 1, 2023, as the LIBOR interest rate is no longer published, the interest rate is instead based on the sum of the Secured Overnight Financing Rate (“SOFR”) and 0.58% (being average spread between the SOFR and LIBOR during the three-month period ending on July 31, 2023, namely the date on which LIBOR ceased to be published). The PIK election results in the issuance of a new note under the same terms as the KSP Convertible Note, issued in lieu of interest payments with an issuance date on the applicable interest date. The Company has elected to pay interest by PIK since the first interest payment date on the KSP Convertible Note of December 31, 2021. The KSP Convertible Note and the PIK notes issued thereunder are referred to collectively as the “KSP Convertible Notes”, and as at June 30, 2023, comprised the following:

Note	Date Issued	Amount Issued
KSP Convertible Note	September 29, 2021	$100.0
PIK Note	December 31, 2021	1.8
PIK Note	June 30, 2022	4.1
PIK Note	December 31, 2022	4.3
PIK Note	June 30, 2023	4.4
Total		$114.6
On May 1, 2022, Spring Creek Capital, LLC assigned the KSP Convertible Note and the PIK note outstanding at that time to an affiliate, Wood River Capital, LLC. On May 5, 2022, the KSP Convertible Notes were amended to permit the issuance of the Glencore Convertible Note and to amend certain investor consent related provisions. The KSP Convertible Notes were further amended on February 13, 2023 to clarify the conversion calculation.

The principal and accrued interest owing under the KSP Convertible Notes may be converted at any time by the holder into the Company’s common shares, at a per share price equal to $13.43 (the “Conversion Price”). If the closing price per share of the Company’s common shares on the New York Stock Exchange is above $17.46 for 20 consecutive trading days, then the Company may elect to convert the principal and accrued interest owing under the KSP Convertible Notes, plus a make-whole amount equal to the undiscounted interest payments that would have otherwise been payable through maturity (the “Make-Whole Amount”) into the Company’s common shares at the Conversion Price.
The Company may redeem the KSP Convertible Notes at any time by payment in cash of an amount equal to 130% of the principal amount of the KSP Convertible Notes and all accrued interest owing under the KSP Convertible Notes, plus the Make-Whole Amount.
Glencore Convertible Note
On May 31, 2022, the Company issued to Glencore a convertible note in the aggregate principal amount of $200.0 million (the “Glencore Convertible Note”), in a transaction exempt from registration under the U.S. Securities Act of 1933, as amended. The Glencore Convertible Note matures five years from the date of issuance and interest on the Glencore Convertible Note is payable on a semi-annual basis, either in cash or by PIK, at the Company’s option. The Glencore Convertible Note accrues interest from the date of issuance at the forward-looking term rate based on SOFR for a tenor comparable to the relevant interest payment period plus 0.42826% (the “Floating Rate”) plus 5% per annum if interest is paid in cash and plus 6% per annum if interest is paid in PIK. The Floating Rate has a floor of 1% and a cap of 2%. The Company has elected to pay interest by PIK since the first interest payment date on the Glencore Convertible Note of November 30, 2022. The Glencore Convertible Note and the PIK notes issued thereunder are referred to collectively as the “Glencore Convertible Notes”, and as at June 30, 2023, comprised the following:

Note	Date Issued	Amount Issued
Glencore Convertible Note	May 31, 2022	$200.0
PIK Note	November 30, 2022	8.1
PIK Note	May 31, 2023	8.4
Total		$216.5
The principal and accrued interest owing under the Glencore Convertible Notes may be converted at any time by the holder into the Company’s common shares at a per share price equal to $9.95 (the “Conversion Price”), subject to adjustments. The Company may redeem the Glencore Convertible Notes at any time by payment of an amount in cash equal to 100% of the outstanding principal amount of the Glencore Convertible Notes and all accrued interest owing under the Glencore Convertible Notes. In connection with any optional redemption and provided that the holder of the Glencore Convertible Notes has not elected to convert the Glencore Convertible Notes into common shares following receipt of an optional redemption notice, the Company must issue warrants (the “Glencore Warrants”) to the holder of the Glencore Convertible Notes on the optional redemption date that entitle the holder to acquire, until the maturity date of the Glencore Convertible Notes, a number of common shares equal to the principal amount of the Glencore Convertible Notes being redeemed divided by the then applicable Conversion Price. The initial exercise price of the Glencore Warrants will be equal to the Conversion Price as of the optional redemption date.
The obligations of the Company to make any payment on account of the principal of and interest on the KSP Convertible Notes and the Glencore Convertible Notes are subordinate and junior in right of payment and upon liquidation to the Company’s obligations to the holders of all current and future senior indebtedness of the Company. The Glencore Convertible Notes were amended on February 13, 2023 to clarify the conversion calculation.
Contractual Obligations and Commitments
The following table summarizes Li-Cycle’s contractual obligations and other commitments for cash expenditures as of June 30, 2023, and the years in which these obligations are due:

Unaudited $ millions, undiscounted	Payment due by period
Contractual Obligations	Total	Less than	1 - 3 years	3 - 5 years	More than
		1 year			5 years
Accounts payable and accrued liabilities	$77.8	$77.8	$—	$—	$—
Lease liabilities	102.8	7.5	15.2	13.8	66.3
Restoration provisions	1.6	0.2	0.1	—	1.3
Convertible debt principal	331.1	—	114.6	216.5	—
Convertible debt interest	115.2	—	34.0	81.2	—
Total as of June 30, 2023	$628.5	$85.5	$163.9	$311.5	$67.6
As of June 30, 2023, there were $11.8 million in committed purchase orders or agreements for equipment and services, compared to $9.5 million as of December 31, 2022.
Li-Cycle expects to enter into premises leases for additional Spokes and Hubs in the twelve months following June 30, 2023.
Quantitative and Qualitative Disclosures About Market Risk
Li-Cycle is exposed to various risks in relation to financial instruments. The main types of risks are currency risk and interest rate risk. While Li-Cycle may enter into hedging contracts from time to time, any change in the fair value of the contracts could be offset by changes in the underlying value of the transactions being hedged. Furthermore, Li-Cycle does not have foreign-exchange hedging contracts in place with respect to all currencies in which it does business.
Currency Risk
The Company is exposed to currency risk as its cash is mainly denominated in U.S. dollars, while its operations also require Canadian dollars and other currencies in addition to U.S. dollars. As at June 30, 2023, the impact of a 5% change in these respective currencies versus the U.S. dollar, would result in an immaterial impact.
Interest Rate Risk
Interest rate risk is the risk arising from the effect of changes in prevailing interest rates on the Company’s financial instruments. The Company is exposed to interest rate risk, as it has variable interest rate debt that includes an interest rate floor and cap.
Credit, liquidity, and market risks
Credit risks associated with cash are minimal as the Company deposits the majority of its cash with large Canadian and U.S. financial institutions above a minimum credit rating and with a cap on maximum deposits with any one institution. The Company’s credit risks associated with receivables are managed and exposure to potential loss is also assessed as minimal.
The Company’s revenue and accounts receivable primarily come from three key customers under long-term contracts. The Company manages this risk by engaging with reputable multi-national corporations in stable jurisdictions and performing a review of a potential customer’s financial health prior to engaging in business.
Management has established an appropriate liquidity risk management framework for the management of the Company’s short-term, medium and long-term funding and liquidity requirements.
The Company is exposed to commodity price movements for the inventory it holds and the products it produces. Commodity price risk management activities are currently limited to monitoring market prices. The Company’s revenues are sensitive to the market prices of the constituent payable metals contained its products, notably cobalt and nickel.
The following table sets out the Company’s exposure, as of June 30, 2023 and December 31, 2022, in relation to the impact of movements in the cobalt and nickel price for the provisionally invoiced sales volume of Black Mass & Equivalents by metric tonne:

	Cobalt		Nickel
	June 30, 2023	December 31, 2022	June 30, 2023	December 31, 2022
BM&E tonnes subject to fair value pricing adjustments	4,977	4,428	4,977	4,428
10% increase in prices	$0.5	$0.8	$0.9	$1.4
10% decrease in prices	$(0.5)	$(0.8)	$(0.9)	$(1.4)

The following table sets out the period end commodity prices for cobalt and nickel as at June 30, 2023 and December 31, 2022:

	Market price per tonne
As at	June 30, 2023	December 31, 2022
Cobalt	$31,416	$41,337
Nickel	20,075	30,400
Capital risk management
The Company manages its capital to ensure that entities in the Company will be able to continue as a going concern while maximizing the return to shareholders through the optimization of the debt and equity balance.
The capital structure of the Company consists of net cash (cash and cash equivalents after deducting convertible debt) and equity of the Company (comprising issued share capital and other reserves).
The Company is not subject to any externally imposed capital requirements as of June 30, 2023.
Key Factors Affecting Li-Cycle’s Performance

The Company believes that its performance and future success is dependent on multiple factors that present significant opportunities for Li-Cycle, but also pose significant risks and challenges, including those discussed below and in the section of the Annual Report entitled “Item 3. Key Information—D. Risk Factors.”

Availability of Lithium Ion Battery Materials for Recycling

Li-Cycle is reliant on obtaining lithium-ion batteries and battery manufacturing scrap for recycling at its Spokes through its contracts with third-party suppliers. The Company maintains commercial contracts with leaders in the EV and LIB ecosystem, including battery manufacturers and automotive original equipment manufacturers, as well as energy storage, consumer electronics and transportation companies. Li-Cycle expects to attract new suppliers by differentiating itself based on the sustainability of its process and the robustness of its technology, which in turn will enable Li-Cycle to offer competitive terms to suppliers.

Li-Cycle expects its supply pipeline to grow as suppliers increase volumes of batteries and manufacturing scrap available for recycling due to the continuing trend toward EVs, and as Li-Cycle continues to source additional supplier relationships. The Company’s commercial agreements with Glencore also provide for the procurement of battery material for its Spoke facilities, providing access to an additional source of supply to supplement the volumes it is independently sourcing. There can be no assurance that Li-Cycle will attract new suppliers or expand its supply pipeline from existing suppliers, and any decline in supply volume from existing suppliers or an inability to source new supplier relationships could have a negative impact on Li-Cycle’s results of operations and financial condition.

Customer Demand for Recycled Materials

Li-Cycle currently recognizes revenue from, among other things, sales of two intermediate products produced at Li-Cycle’s Spokes: Black Mass & Equivalents and shredded metal. After the Rochester Hub becomes operational, and Li-Cycle starts processing black mass internally, Li-Cycle expects to recognize revenue from the sale of end products, including nickel sulphate, cobalt sulphate and lithium carbonate. The demand for Li-Cycle’s recycling services and products is driven in part by projected increases in the demand for EVs (including automobiles, e-bikes, scooters, buses and trucks) and other energy storage systems. A decline in the adoption rate of EVs, or a decline in the support by governments for “green” energy technologies could reduce the demand for Li-Cycle’s recycling services and products.

Li-Cycle relies on a limited number of customers from whom it generates most of its revenue. Li-Cycle has entered into two agreements with Traxys North America LLC (“Traxys”) covering the off-take of black mass from its Spokes in North America and certain specialty products from the Rochester Hub. Refer to the section titled “Item 4.

Information on the Company—B. Business Overview —our Broad and Diversified Intake and Off-Take Commercial Contracts” in the Annual Report. Li-Cycle has also entered into additional off-take agreements with Glencore, covering substantially all of its other Spoke and Hub products. If the Company's off-take partners are unwilling or unable to fulfil their contractual obligations to the Company, if either party fails to perform under the relevant contract, or if these off-take partners otherwise terminate these agreements prior to their expiration, the Company's business could suffer and Li-Cycle may not be able to find other off-take partners on similar or more favorable terms, which could have a material adverse effect on its business, results of operations and financial condition.

Fluctuations in Commodity Prices

The prices that Li-Cycle pays for battery feedstock for its Spokes, and the revenue that Li-Cycle currently recognizes from the sale of Black Mass & Equivalents and shredded metal produced at Li-Cycle’s Spokes, are impacted by the commodity prices for the metals contained in those battery feedstocks or products, notably nickel, cobalt and copper. As a result, fluctuations in the prices of these commodities will affect Li-Cycle’s costs and revenues. After the Rochester Hub becomes operational, and Li-Cycle starts processing black mass internally, Li-Cycle expects to recognize revenue from the sale of end products, including lithium carbonate, nickel sulphate and cobalt sulphate. The amount of revenue that Li-Cycle will recognize from the sale of these end products will also be impacted by the commodity prices for the metals contained in these end products, notably lithium, nickel, and cobalt. While Li-Cycle’s costs and revenues may vary with commodity prices and specialty product prices, the Company believes the wide range of end products that Li-Cycle expects to produce will result in a diversification effect that will provide it with a natural hedge against significant variations in the commodity pricing related to a single product.

Ability to Build Out Additional Facilities

Li-Cycle’s continued growth is dependent on its ability to scale the business as currently planned, and build out additional facilities in North America and internationally. Li-Cycle has a market-leading position in North America through its operational Spokes in Kingston, Ontario, Rochester, New York, Gilbert, Arizona and Tuscaloosa, Alabama. Li-Cycle is also advancing the construction of its first commercial Hub, in Rochester, New York. Li-Cycle has also announced its first European Spokes, in Germany, Norway and France and is evaluating additional opportunities to scale its operations with a range of potential partners and expansion opportunities that may include acquisitions, joint ventures or other commercial arrangements in North America, Europe, and Asia Pacific.
The development of Li-Cycle’s Rochester Hub, its Spoke network and other future projects is subject to risks, including engineering, permitting, procurement, construction, commissioning and ramp-up, and Li-Cycle cannot guarantee that these projects will be completed within expected timeframes or at all, that costs will not be significantly higher than estimated, that it will have sufficient capital to cover any increased costs or that the completed projects will meet expectations with respect to their production rates, unit costs or specifications of their end products, among others. While the expansion of Li-Cycle’s business in international markets, including the construction and operation of the Germany Spoke, the Norway Spoke and the France Spoke is an important element of its strategy, it also involves exposure to risks inherent in doing business globally, which could delay or otherwise adversely affect the Company’s expansion plans.

Global Supply Chain

Li-Cycle’s business is affected by developments in the global supply chain. The COVID-19 pandemic and geopolitical events, including Russia’s invasion of Ukraine, have resulted in significant disruptions in the global supply chain. Shortages, price increases and/or delays in shipments of supplies, equipment and raw materials have occurred and may continue to occur in the future which may result in operational or construction slowdowns. Such disruptions to the global supply chain may have a material adverse effect on Li-Cycle’s operations, development and construction activities and financial condition.

Research and Development

Li-Cycle continues to conduct R&D centered on various aspects of its business. R&D work is ongoing in support of its Spoke operations and its Rochester Hub project and is specifically focused on continuous optimization of operating parameters and preparation for operations. Li-Cycle also continues to develop and evaluate new concepts with an eye to the future, including solid-state battery processing and other technologies and concepts related to its Spoke & Hub Technologies™.

Related Party Transactions
For information about Li-Cycle’s related party transactions refer to Note 12 to the unaudited condensed consolidated interim financial statements and and the section of the Annual Report titled “Item 13. Certain Relationships and Related Transactions and Director Independence—Certain Relationships and Related Transactions.”
Off-Balance Sheet Arrangements
During the periods presented, Li-Cycle did not have any relationships with unconsolidated organizations or financial partnerships, such as structured finance or special purpose entities, which were established for the purpose of facilitating off-balance sheet arrangements.
Material Accounting Policies and Critical Estimates
Li-Cycle’s unaudited condensed consolidated interim financial statements have been prepared in accordance with U.S. GAAP.
Revenue Recognition

The Company’s principal activities generate revenues from the operation of lithium-ion battery recycling plants. The Company uses the following five step approach to revenue recognition:

Step 1: Identify the contract(s) with a customer
Step 2: Identify the performance obligations in the contract
Step 3: Determine the transaction price
Step 4: Allocate the transaction price to the performance obligations in the contract
Step 5: Recognize revenue when (or as) the entity satisfies a performance obligation
The Company recognizes revenue from the following major sources:
i.Sale of products which includes BM&E and shredded metal
ii.Services for recycling lithium-ion batteries which includes coordination of logistics and destruction of batteries
Revenue is measured based on the consideration to which the Company expects to be entitled under a contract with a customer. The Company recognizes revenue when it transfers control of a product or service to a customer as outlined in the contractual terms. There are no significant financing components associated with the Company’s payment terms.
For sale of products, revenue is recognized when control of the goods has transferred, typically when the goods have been transferred to the customer. A receivable is recognized by the Company when the goods are transferred to the customer as this represents the point in time at which the right to consideration becomes unconditional, as only the passage of time is required before payment is due. The Company estimates the amount of consideration to which it expects to be entitled under provisional pricing arrangements, which is based on the initial assay results and market prices of certain constituent metals on the date control is transferred to the customer. The final consideration for BM&E and shredded metal sales is based on the mathematical product of: (i) market prices of certain constituent metals at the date of settlement, (ii) product weight, and (iii) final assay results (ratio of the constituent metals based on the initial assay and subsequently trued up by customer confirmation). Certain adjustments to revenue like handling and refining charges are also made per contractual terms with customers. Product sales and the related trade accounts receivable are measured using provisional prices for the constituent metals on initial recognition and any unsettled sales are remeasured at the end of each reporting period using the market prices of the constituent metals at the estimated settlement dates. Upon settlement of a sale transaction, the Company will receive or pay the incremental amount to settle the final consideration based on the constituent metal prices on the settlement date. Changes in the fair value of the receivable or payable following the sale are recognized as an adjustment in revenue and the related accounts receivable or accounts payable. If a significant decline in metal prices occurs, or assay data results in a significant change in quantity between the provisional pricing date and the final settlement date, it is reasonably possible that the Company could be required to pay an incremental amount to settle the final consideration.
Depending on contract terms with customers, the payment of receivables may take up to 12 months from date of transfer of control. The Company has elected to use the practical expedient for financing components related to its sales contracts. The Company does not recognize interest expense on contracts for which the period between receipt of customer payments and sale to the customer is one year or less.
Recycling service revenue is recognized at a point in time either upon receipt of the batteries from the customers or upon completion of the services. The price for services is separately identifiable within each contract and services are not subject to provisional pricing.
Revenues are recorded net of estimated allowances and discounts based upon historical experience and current trends at the time revenue is recognized. These estimates are based on historical rates of customer returns and allowances. The actual amount of customer returns and allowances, which are inherently uncertain, may differ from the Company's estimates. The Company has elected to exclude sales tax from the transaction price.
In the ordinary course of business, the Company may have consideration payable to customers in relation to recycling services, which has been netted against revenue and the consideration receivable from the customers.
Convertible debt instruments
Convertible instruments are assessed to determine classification of the whole instrument and to determine how to account for any conversion features or non-equity derivative instruments. The host instrument (i.e., convertible note element of the outstanding instruments) is classified as a financial liability and recorded at the present value of the Company’s obligation to make future interest payments in cash and settle the redemption value of the instrument in cash. The carrying value of the host instrument is accounted for at amortized cost and is therefore accreted to the original face value of the instrument, over the life, using the effective interest method. Where any embedded elements are noted, these elements are assessed for bifurcation in accordance with ASC 815 - Derivatives and Hedging. The conversion option components of convertible debt instruments issued by the Company are recorded as financial liabilities, in accordance with the substance of the contractual arrangements and the definitions of a financial liability. If any conversion options require bifurcation as embedded derivatives, such embedded derivative liabilities are initially recognized at fair value and classified as derivatives in the balance sheet. Changes in the fair value of the embedded derivative liabilities are subsequently accounted for directly through the condensed consolidated statements of operations and comprehensive income (loss) and are included in operating activities in the condensed consolidated statements of cash flows as non-cash adjustment.
The conversion options are valued using certain directly and indirectly observable inputs and are classified as Level 2 in the fair value hierarchy in accordance with ASC 820 - Fair Value Measurement. In determining the estimated fair value of the conversion options, the Company utilizes the most recent data available including risk-free interest rate, expected life of options, expected dividend yield, expected stock price volatility, and the Company's share price. The embedded derivatives are valued using the Binomial Option Pricing Model for the KSP Convertible Notes and Finite Difference Method for the Glencore Convertible Notes.
Recently Issued Accounting Standards Not Yet Adopted
From time to time, new accounting standards, amendments to existing standards, and interpretations are issued by the FASB. Unless otherwise discussed, and as further highlighted in Note 2 to the unaudited condensed consolidated interim financial statements, Li-Cycle is in the process of assessing the impact of recently issued standards or amendments to existing standards that are not yet effective.
Disclosure Controls and Procedures

Li-Cycle's management, with the participation of its Chief Executive Officer and Chief Financial Officer, has evaluated the effectiveness of its disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Canadian Securities Administrators National Instrument 52-109, Certification of Disclosure in Issuers’ Annual and Interim Filings) as of the end of the period covered by this report. Based on such evaluation, its Chief Executive Officer and Chief Financial Officer have concluded that as of June 30, 2023, its disclosure controls and procedures were not effective, due to the material weaknesses in the Company's internal control over financial reporting described below.

Internal Control Over Financial Reporting

Management is responsible for establishing, maintaining and assessing the effectiveness of internal control over financial reporting (“ICFR”) as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act and Canadian Securities Administrators’ National Instrument 52-109, Certification of Disclosure in Issuers’ Annual and Interim Filings. The Company’s ICFR is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with IFRS.

In the course of preparing for the business combination between Li-Cycle and Peridot Acquisition Corp. completed on August 10, 2021, Li-Cycle identified material weaknesses in its internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of Li-Cycle’s annual or interim condensed consolidated interim financial statements will not be prevented or detected on a timely basis.

As of June 30, 2023, management assessed the effectiveness of the Company’s ICFR based on the criteria established in Internal Control - Integrated Framework, issued by the Committee of Sponsoring Organizations of the Treadway Commission (the “COSO 2013 Framework”). Based on this assessment, management identified the following material weaknesses as of June 30, 2023:

•an ineffective control environment, resulting from an insufficient number of experienced personnel with the appropriate technical training to allow for a detailed review of transactions that would identify errors in a timely manner;
•an ineffective risk assessment process to identify all relevant risks of material misstatement and to evaluate the implications of relevant risks on its internal control over financial reporting, resulting from the insufficient number of experienced personnel described above;
•an ineffective information and communication process to ensure the relevance, timeliness and quality of information used in control activities, resulting from: (i) insufficient communication of internal control information, including objectives and responsibilities; and (ii) ineffective general IT controls and controls over information from a service organization;
•an ineffective monitoring process, resulting from the evaluation and communication of internal control deficiencies not being performed in a timely manner; and,
•ineffective control activities related to the design, implementation and operation of process level controls and financial statement close controls, as a consequence of the above, which had a pervasive impact on the Company’s internal control over financial reporting.

As a result, management has concluded that the Company did not maintain effective internal control over financial reporting as of June 30, 2023, based on the COSO 2013 Framework described above. These material weaknesses create a reasonable possibility that a material misstatement to the Company’s condensed consolidated interim financial statements will not be prevented or detected on a timely basis.

Plan for Remediation of Material Weaknesses

Li-Cycle has continued to implement its remediation plan to address the material weaknesses and their underlying causes. The Company continues to work alongside external advisors with subject matter expertise and additional resources to establish and strengthen all elements of the Company's internal control over financial reporting programs. In the quarter ended June 30, 2023, management initiated the design effectiveness testing phase covering controls across substantially all business processes, entity level controls and IT general controls.

Specific actions taken to address the five components of the COSO Framework are set forth below:

•An ineffective control environment, resulting from an insufficient number of experienced personnel with the appropriate technical training to allow for a detailed review of transactions that would identify errors in a timely manner;
Li-Cycle has hired experienced finance personnel into corporate and regional roles with financial reporting, public company and internal control expertise, and is actively seeking to fill additional roles.
•An ineffective risk assessment process to identify all relevant risks of material misstatement and to evaluate the implications of relevant risks on its internal control over financial reporting, resulting from the insufficient number of experienced personnel described above;
As part of the development of the ICFR program, management has implemented a top-down, risk-based approach to identify significant processes and transaction streams, their associated risks of material misstatement, and the impact on the overall system of internal control.

•An ineffective information and communication process to ensure the relevance, timeliness and quality of information used in control activities, resulting from: (i) insufficient communication of internal control information, including objectives and responsibilities; and (ii) ineffective general IT controls and controls over information from a service organization;
Management has formally communicated internal control information, including objectives and responsibilities, to control owners, and reinforced the same on a continual basis. Management has identified IT applications supporting key controls, designed general IT controls over these applications, and has designed a process to assess controls at service organizations
•An ineffective monitoring process, resulting from the evaluation and communication of internal control deficiencies not being performed in a timely manner; and,	Management is currently evaluating the design effectiveness of its key controls and continues to report its progress to the audit committee on a quarterly basis, including testing deficiencies.
•Ineffective control activities related to the design, implementation and operation of process level controls and financial statement close controls, as a consequence of the above, which had a pervasive impact on the Company’s internal control over financial reporting.
Management has designed key controls within its business processes and over the financial statement close, which it believes will address the risks of material misstatement in its financial reporting.

Although Li-Cycle has strengthened its controls in these areas as it continues to advance its remediation plan, the Company will not be able to conclude that it has remediated the material weaknesses until all relevant controls are fully implemented and have operated effectively for a sufficient period of time.

The Company will continue to provide updates as it progresses through its remediation plan.

Changes in internal control over financial reporting

Except for the steps taken to address the material weaknesses in the Company’s ICFR as described above in “Plan for Remediation of Material Weakness”, no changes in the Company's ICFR occurred during the three months ended June 30, 2023 that have materially affected, or are reasonably likely to materially affect, the Company's ICFR.
Status of U.S. Domestic Issuer
The Company has determined that it no longer qualifies as a “foreign private issuer” under applicable U.S. securities laws and beginning January 1, 2024, will become subject to the rules and regulations of the SEC applicable to U.S. domestic issuers, including, among other things, the requirement to file an annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as required; rules governing solicitation of proxies; the provisions of Regulation Fair Disclosure, which regulates the selective disclosure of material information; and the requirement for insiders to file public reports of their ownership of the Company and trading activities. In addition, beginning January 1, 2024, the Company will be subject to the New York Stock Exchange listing requirements applicable to domestic U.S. issuers. The Company will also be required to report its financial statements in accordance with U.S. generally accepted accounting principles.
Cautionary Note Regarding Forward-Looking Statements
Certain statements contained in this MD&A may be considered “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the U.S. Securities Act of 1933, as amended, Section 21 of the U.S. Securities Exchange Act of 1934, as amended, and applicable Canadian securities laws. Forward-looking statements may generally be identified by the use of words such as “believe”, “may”, “will”, “continue”, “anticipate”, “intend”, “expect”, “should”, “would”, “could”, “plan”, “potential”, “future”, “target” or other similar expressions that predict or indicate future events or trends or that are not statements of historical matters, although not all forward-looking statements contain such identifying words. Forward-looking statements in this MD&A include but are not limited to statements about: the expectation that Li-Cycle will recover critical battery-grade materials to create a domestic closed-loop battery supply chain for a clean energy future; the expectation that the Norway Spoke will commence logistics operations in 2023 and that the France Spoke will commence operations in 2024; the expectation that the U.S. Inflation Reduction Act of 2022 will help the Company as a U.S. domestic operator; the expectation that growing mega-factory investments in North America and globally will drive significant increases in the Company’s total addressable market; the expectation that the Rochester Hub is on track to commence commissioning in stages in late 2023; the anticipated opening of Li-Cycle’s first European Spoke in 2023 with two additional European Spokes expected in 2023; the potential new Spoke location in Hungary; the expectation that Li-Cycle will continue to add key commercial contracts underpinning its investments in both North America and Europe; Li-Cycle’s ability to capitalize on global growth opportunities; Li-Cycle’s expectation that it will attract new suppliers and that its supply pipeline will grow; the Company’s intention to pursue potential debt financing options from both traditional and government sources in support of future growth; the anticipated commencement of operations at Li-Cycle’s first European Spoke in Magdeburg, Germany in the second half of 2023; the expectation that the Germany Spoke will have total capacity of 30,000 tonnes of LIB input per year including two main lines with the capacity to process 20,000 tonnes of LIB per year and ancillary processing of a further 10,000 tonnes of LIB per year; the expected commissioning of the second main line at the Germany Spoke by the end of 2023; Li-Cycle’s expectation that it will close a loan of up to $375 million through United States Department of Energy Loan Programs Office Advanced Technology Vehicles Manufacturing program in September 2023; the expectation that the Company will continue to diversify its strategic long-term commercial agreements by working with a broad pool of customers over multiple year agreements to underpin its capital investments; the expected completion of a definitive feasibility study of the Portovesme Hub by mid-2024; the expectations regarding the construction and commissioning of the Portovesme Hub, and its processing capacity, subject to a final investment decision; the expectation regarding the long-term financing from Glencore to fund Li-Cycle’s share of the capital investment in the Portovesme Hub; the expectation that, once fully operational, the Portovesme Hub and Rochester Hub will have total annual lithium carbonate production capacity of up to 25,000 tonnes; the expectation that the Company will have other capital expenditures in 2023 related to sustaining and improving capital for the existing Spoke network, research and development, capital spare parts and other items which are not included in the growth capital outlook; the expectation that the remaining anticipated regulatory approvals required to complete and operate the Rochester Hub consist of the granting by the NYSDEC of a general permit for stormwater discharges associated with industrial activity, chemical bulk storage registrations, petroleum bulk storage registrations and an amendment to the state facility air permit; the expectations regarding the Company’s management of the construction labor as part of the Rochester Hub construction budget of $560 million; 2023 expected Spoke capacity; the plans to install a second main line with capacity of 10,000 tonnes (2 GWh equivalent) per year in Germany by the end of 2023; the expectation that the Germany Spoke will have capacity of 10,000 tonnes per year for ancillary processing by the end of 2023; the expectation that the Norway Spoke will be a Generation 3 Spoke, with a main line recycling capacity of 10,000 tonnes (2 GWh equivalent); the expectation that the France Spoke will be a Generation 3 Spoke, with main line recycling capacity of 10,000 tonnes (2 GWh equivalent) per year, with optionality to expand to up to 25,000 tonnes (5 GWh equivalent) per year, and the main line becoming operational in 2024; the expectation that the New Ontario Spoke will have a main line recycling capacity of 10,000 tonnes (2 GWh equivalent) of LIB per year; Li-Cycle’s expectation that it will attract new suppliers by differentiating itself based on the sustainability of its process and the robustness of its technology; Li-Cycle’s expectation that its supply pipeline will grow as suppliers increase volumes of batteries and manufacturing scrap available for recycling due to the continuing trend toward EVs, and as Li-Cycle continues to source additional supplier relationships; Li-Cycle’s expectation to recognize revenue from the sale of end products; the expected settlement dates for the metric tonnes of BM&E subject to fair value price adjustments; the Company’s plan to gradually shift to a strategy of retaining BM&E production for future internal use as feedstock at the Rochester Hub; the expectation that the Rochester Hub will produce battery grade lithium carbonate, among other battery grade materials, from Li-Cycle’s BM&E feedstock and that the sale of these finished products will unlock the additional metal value contained within Li-Cycle’s BM&E; the timing of expected commencement of commissioning of the Rochester Hub, its input and output capacities; Li-Cycle’s expectation that it will enter into premises leases for additional Spokes and Hubs in the twelve months following June 30, 2023; Li-Cycle’s expectation that it will invest $35 million to $45 million towards its Spoke expansion plans in 2023 and that it will invest $250 million to $300 million towards the Rochester Hub project in 2023; Li-Cycle’s expectation regarding other capital expenditures in 2023; Li-Cycle’s expectation that its capital investments and operating expenditures will continue to increase and that it will need to secure additional equity and debt financing to fund its growth strategy; and Li-Cycle’s intention to meet its currently anticipated capital requirements through cash on hand, the DOE Loan (expected to close in Q3 2023), and additional ongoing fund-raising activities. These statements are based on various assumptions, whether or not identified in this communication, including but not limited to assumptions regarding the timing, scope and cost of Li-Cycle’s projects; the processing capacity and production of Li-Cycle’s facilities; Li-Cycle’s ability to source feedstock and manage supply chain risk; Li-Cycle’s ability to increase recycling capacity and efficiency; Li-Cycle’s ability to obtain financing on acceptable terms; Li-Cycle’s ability to retain and hire key personnel and maintain relationships with customers, suppliers and other business partners; Li-Cycle’s ability to attract new suppliers or expand its supply pipeline from existing suppliers; general economic conditions; currency exchange and interest rates;

compensation costs; and inflation. There can be no assurance that such assumptions will prove to be correct and, as a result, actual results or events may differ materially from expectations expressed in or implied by the forward-looking statements.

These forward-looking statements are provided for the purpose of assisting readers in understanding certain key elements of Li-Cycle’s current objectives, goals, targets, strategic priorities, expectations and plans, and in obtaining a better understanding of Li-Cycle’s business and anticipated operating environment. Readers are cautioned that such information may not be appropriate for other purposes and is not intended to serve as, and must not be relied on, by any investor as a guarantee, an assurance, a prediction or a definitive statement of fact or probability.
Forward-looking statements involve inherent risks and uncertainties, most of which are difficult to predict and many of which are beyond the control of Li-Cycle, and which may cause actual results to differ materially from the forward-looking information. Li-Cycle believes that these risks and uncertainties include, but are not limited to, the following: Li-Cycle’s inability to economically and efficiently source, recover and recycle lithium-ion batteries and lithium-ion battery manufacturing scrap, as well as third party black mass, and to meet the market demand for an environmentally sound, closed-loop solution for manufacturing waste and end-of-life lithium-ion batteries; Li-Cycle’s inability to successfully implement its global growth strategy, on a timely basis or at all; Li-Cycle’s inability to manage future global growth effectively; Li-Cycle’s inability to develop the Rochester Hub, and other future projects including its Spoke network expansion projects in a timely manner or on budget or that those projects will not meet expectations with respect to their productivity or the specifications of their end products; Li-Cycle’s failure to materially increase recycling capacity and efficiency; Li-Cycle may engage in strategic transactions, including acquisitions, that could disrupt its business, cause dilution to its shareholders, reduce its financial resources, result in incurrence of debt, or prove not to be successful; one or more of Li-Cycle’s current or future facilities becoming inoperative, capacity constrained or disrupted; additional funds required to meet Li-Cycle’s capital requirements in the future not being available to Li-Cycle on acceptable terms or at all when it needs them; Li-Cycle expects to continue to incur significant expenses and may not achieve or sustain profitability; problems with the handling of lithium-ion battery cells that result in less usage of lithium-ion batteries or affect Li-Cycle’s operations; Li-Cycle’s inability to maintain and increase feedstock supply commitments as well as secure new customers and off-take agreements; a decline in the adoption rate of EVs, or a decline in the support by governments for “green” energy technologies; decreases in benchmark prices for the metals contained in Li-Cycle’s products; changes in the volume or composition of feedstock materials processed at Li-Cycle’s facilities; the development of an alternative chemical make-up of lithium-ion batteries or battery alternatives; Li-Cycle’s revenues for the Rochester Hub are derived significantly from a single customer; Li-Cycle’s insurance may not cover all liabilities and damages; Li-Cycle’s heavy reliance on the experience and expertise of its management; Li-Cycle’s reliance on third-party consultants for its regulatory compliance; Li-Cycle’s inability to complete its recycling processes as quickly as customers may require; Li-Cycle’s inability to compete successfully; increases in income tax rates, changes in income tax laws or disagreements with tax authorities; significant variance in Li-Cycle’s operating and financial results from period to period due to fluctuations in its operating costs and other factors; fluctuations in foreign currency exchange rates which could result in declines in reported sales and net earnings; unfavourable economic conditions, such as consequences of the global COVID-19 pandemic; natural disasters, unusually adverse weather, epidemic or pandemic outbreaks, cyber incidents, boycotts and geo-political events; failure to protect or enforce Li-Cycle’s intellectual property; Li-Cycle may be subject to intellectual property rights claims by third parties; Li-Cycle’s failure to effectively remediate the material weaknesses in its internal control over financial reporting that it has identified or its failure to develop and maintain a proper and effective internal control over financial reporting. These and other risks and uncertainties related to Li-Cycle’s business and the assumptions on which the forward-looking information is based are described in greater detail in the section entitled “Item 3. Key Information—D. Risk Factors” included in the Annual Report, under “Key Factors Affecting Li-Cycle’s Performance” hereof and elsewhere in this MD&A. Because of these risks, uncertainties and assumptions, readers should not place undue reliance on these forward-looking statements. Actual results could differ materially from those contained in any forward-looking statement.
Li-Cycle assumes no obligation to update or revise any forward-looking statements, except as required by applicable laws. These forward-looking statements should not be relied upon as representing Li-Cycle’s assessments as of any date subsequent to the date of this MD&A.